As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-280865

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

METAVIA INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	47-2389984 (IRS Employer Identification Number)

545 Concord Avenue, Suite 210
Cambridge, Massachusetts 02138
(857) 702-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hyung Heon Kim
President, Chief Executive Officer and Director
545 Concord Avenue, Suite 210
Cambridge, Massachusetts 02138
(857) 702-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Phillip D. Torrence, Esq.
Joshua W. Damm, Esq.
Honigman LLP
65 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002
Tel: (269) 337-7700
Fax: (269) 337-7703

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer	☐ ☒	Accelerated filer Smaller reporting company Emerging growth company	☐ ☒ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (“SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Registration Statement on Form S-1 (File No. 333-280865) (the “Registration Statement”), as originally declared effective by the SEC on July 24, 2024, is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“2024 Form 10-K”), which was filed with the SEC on March 20, 2025, and to update certain other information in the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on July 24, 2024.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2025

PRELIMINARY PROSPECTUS

Up to 16,824,408 Shares of Common stock Offered by the Selling Securityholders

This prospectus relates to the offer and resale from time to time of up to 16,824,408 shares of our common stock, par value $0.001 per share (the “common stock”), consisting of: (i) 2,544,530 shares of common stock (the “PIPE Shares”) issued in a private placement pursuant to a securities purchase agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “PIPE Purchase Agreement”); (ii) up to 1,430,000 shares of common stock issuable upon the exercise of Pre-Funded Common Stock Purchase Warrants (the “Pre-Funded Warrants”) issued in a private placement pursuant to the PIPE Purchase Agreement; (iii) up to 5,089,060 shares of common stock issuable upon the exercise of Series A Common Stock Purchase Warrants (the “Series A Warrants”) issued in a private placement pursuant to the PIPE Purchase Agreement and a securities purchase agreement, dated as of June 23, 2024, by and between us and the purchaser named therein (the “Registered Direct Purchase Agreement,” and together with the PIPE Purchase Agreement, the “Securities Purchase Agreements”); (iv) up to 7,633,591 shares of common stock issuable upon the exercise of Series B Common Stock Purchase Warrants (the “Series B Warrants”) issued in a private placement pursuant to the Securities Purchase Agreements; and (v) up to 127,227 shares of common stock issuable upon the exercise of Placement Agent Common Stock Purchase Warrants (the “Placement Agent Warrants,” and together with the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants, the “Warrants”) issued in a private placement pursuant to the engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”).

The shares of our common stock pursuant to which this prospectus relates were registered on behalf of the selling securityholders identified in the “Selling Securityholders” section of this prospectus or their permitted pledgees, assignees and successors-in-interest (the “Selling Securityholders”) pursuant to a Registration Rights Agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “Registration Rights Agreement”). The Selling Securityholders or their pledgees, assignees and successors-in-interest may offer, sell or distribute the shares of our common stock in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may offer, sell or distribute the shares of our common stock in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. We have paid the fees and expenses incident to the registration of the shares of our common stock for sale by the Selling Securityholders. The Selling Securityholders will bear all commissions, discounts, brokerage fees and similar expenses, if any, attributable to their sales of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MTVA.” On March 26, 2025, the last reported sale price of our common stock on Nasdaq was $1.59 per share. We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

The Registration Statement pursuant to which this prospectus relates, registered the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares of our common stock, or the perception in the market that holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.

An investment in our shares of common stock involves a high degree of risk. Before making any investment decision, you should carefully read the discussion of the material risks of investing in our shares of common stock in “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of the Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders named in this prospectus may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. You should read this prospectus together with the more detailed information regarding the Company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of their common stock only in jurisdictions where it is lawful to do so.

We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the shares of common stock in any jurisdiction in which such an offer or solicitation relating to the shares of common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the shares of common stock if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “MetaVia”, “Registrant,” and the “Company” to refer to MetaVia Inc.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares of common stock, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements and related notes, the information in the section “Risk Factors,” “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference.”

Company Overview

We are a clinical-stage biotechnology company focused primarily on developing novel pharmaceuticals to treat cardiometabolic diseases. MetaVia has two programs focused primarily on the treatment of metabolic dysfunction-associated steatohepatitis (“MASH”) and obesity.

•	DA-1241 is a novel G-Protein-Coupled Receptor 119 (“GPR119”) agonist with development optionality as a standalone and/or combination therapy for both MASH and Type 2 Diabetes Mellitus (“T2DM”). Agonism of GPR119 in the gut promotes the release of key gut peptides, glucagon-like peptide-1 (“GLP-1”), glucose-dependent insulinotropic polypeptide, and peptide YY. These peptides play a further role in glucose metabolism, lipid metabolism and weight loss. DA-1241 has demonstrated beneficial effects on glucose, lipid profile and liver inflammation, as demonstrated during in-vivo preclinical studies. The therapeutic potential of DA-1241 has been demonstrated in multiple preclinical animal models of MASH and T2DM where DA-1241 reduced hepatic steatosis, inflammation, fibrosis, and improved glucose control.

o	In Phase 1a and 1b human trials, DA-1241 was well tolerated in both healthy volunteers and those with T2DM.

o	We initiated a Phase 2a clinical trial in 2023 with the goal of establishing the mechanism of action and efficacy of DA-1241 in the treatment of MASH and to evaluate trends for T2DM. This is the first-in-human MASH trial for DA-1241. In November 2024, we completed the last patient last visit for the Phase 2a clinical trial.

o	In December 2024, we announced positive top-line 16-week results from the two-part Phase 2a clinical trial in patients with presumed MASH.

o	We are expecting to finalize the Clinical Study Report of the Phase 2a clinical trial in the first half of 2025.

•	DA-1726 is a novel oxyntomodulin analogue functioning as a GLP-1 receptor (“GLP1R”) and glucagon receptor (“GCGR”) dual agonist for the treatment of obesity that is designed to be administered once weekly subcutaneously. With the activation of the dual agonist, weight loss may be achieved by GLP1R reducing appetite while GCGR increases energy expenditure. DA-1726 has a well understood mechanism and, in preclinical mice models, resulted in improved weight loss compared to semaglutide and tirzepatide.

o	We initiated a Phase 1 trial in 2024 with the goal of establishing the safety and tolerability of DA-1726 while exploring the mechanism of action and efficacy of DA-1726 in the treatment of obesity. This is the first-in-human trial for DA-1726.

o	In September 2024, we announced positive top-line data from the planned single ascending dose (“SAD”) Part 1 of our Phase 1 trial evaluating DA-1726 while an additional SAD study and multiple-ascending dose (“MAD”) study were ongoing.

o	We are expecting top-line results from the MAD Part 2 study of our Phase 1 trial in April 2025.

While we focus our financial resources and management’s attention on the development of DA-1241 and DA-1726, we also have four legacy therapeutic programs designed to impact a range of indications in viral, neurodegenerative and cardiometabolic diseases which we are not planning to advance development on and continue to consider for out-licensing and divestiture opportunities:

•	ANA001, a proprietary oral niclosamide formulation for the treatment of patients with moderate COVID-19.

•	NB-01 for the treatment for painful diabetic neuropathy. In July 2024, we entered into an exclusive out-license agreement with MThera Pharma Co., LTD. (“MThera”) to provide MThera with the rights to NB-01 for the treatment of painful diabetic neuropathy.

•	NB-02 for the treatment of cognitive impairment.

•	Gemcabene for the treatment of dyslipidemia.

Our operations have consisted principally of performing research and development activities, preclinical developments, clinical trials, and raising capital. Our activities are subject to significant risks and uncertainties, including failing to secure additional funding before sustainable revenues and profit from operations are achieved and other risks listed in Part I, Item 1A. (Risk Factors) of our 2024 Form 10-K.

Company Information

MetaVia was incorporated under the laws of the State of Delaware in October 2014. Our principal executive offices are located at 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, and our telephone number is (857) 702-9600. Our website address is www.metaviatx.com. The information contained in, or accessible through, our website does not constitute part of this prospectus, should not be relied on in determining whether to make an investment decision, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and the share price of our common stock may be more volatile.

THE OFFERING

Issuer	MetaVia Inc.

Common stock offered by the Selling Securityholders

Up to 16,824,408 shares of our common stock, consisting of:

•        2,544,530 PIPE Shares;

•        up to 1,430,000 shares of common stock that are issuable upon the exercise of Pre-Funded Warrants;

•        up to 5,089,060 shares of common stock that are issuable upon the exercise of Series A Warrants;

•        up to 7,633,591 shares of common stock that are issuable upon the exercise of Series B Warrants; and

•        up to 127,227 shares of common stock that are issuable upon the exercise of the Placement Agent Warrants.

Shares of common stock outstanding as of March 1, 2025	8,654,869

Terms of the offering

The Selling Securityholders will determine when and how they will dispose of the shares of our common stock registered for under this prospectus for resale. For additional information, see “Plan of Distribution” in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders. We will receive up to an aggregate of approximately $50.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity.

Risk factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our shares of common stock.

Market and trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “MTVA.”

RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and the other information in or incorporated by reference into prospectus. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, financial condition, results of operations and prospects, which in turn could materially and adversely affect the trading price or value of our shares of common stock. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents that we have filed with the SEC that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations regarding our ability to execute our commercial strategy; our expectations regarding the sufficiency of our existing cash on hand to fund our operations; the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd. (“Dong-A”), including the impact on our future financial and operating results; the ability to integrate the product candidates into our business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate clinical trials on a timely basis; our planned clinical trials and our ability to recruit subjects for our clinical trials; the costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the changes in applicable laws or regulations; and the effects of changes to our stock price on the terms of the license agreement and any future fundraising and other risks and uncertainties described in our filings with the SEC.

Forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements that “we believe,” “we expect,” “we anticipate” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

Forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to adversely differ from the expectations indicated in these forward-looking statements, including without limitation, the risks and uncertainties described in this prospectus. Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the “Risk Factors” section contained herein, in any prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

We operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. We may not achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our applications or approve the marketing of our products, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the SEC.

These risks include, among other things, that:

•	We have incurred net losses since inception, and we anticipate that we will continue to incur net losses for the foreseeable future. We require additional capital to accomplish our business plan and the failure to obtain necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.

•	As we do not generate any revenue, we are dependent on working capital to fund our business plan, and raising additional capital may cause dilution to existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

•	Future sales, or the perception of future sales, by us or our securityholders could cause the market price of our common stock to decline.

•	Adverse global economic conditions could have a material adverse effect on our business, results of operations and financial condition and liquidity.

•	We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•	Public opinion and scrutiny of treatments for obesity and overweight patients may impact public perception of our Company and DA-1726, or may adversely affect our ability to conduct our business and our business plans.

•	We may be required to make significant payments under the 2022 License Agreement.

•	Even if we obtain favorable clinical results, we may not be able to obtain regulatory approval for, or successfully commercialize DA-1241 and DA-1726.

•	Preliminary, interim and topline data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•	Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

•	Product candidates may cause undesirable side effects that could delay or prevent their marketing approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any, including marketing withdrawal.

•	Our efforts to discover drug candidates beyond our current drug candidates may not succeed, and any drug candidates we recommend for clinical development may not actually begin clinical trials.

•	Delays in our clinical trials may lead to a delay in the submission of marketing approval applications and jeopardize our ability to potentially receive approvals and generate revenues from the sale of our products.

•	We may develop DA-1241 and DA-1726, and potentially future product candidates, in combination with other therapies, which exposes us to additional risks.

•	Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and potential future drug candidates.

•	Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, including difficulties in identifying patients with MASH and significant competition for recruiting such patients in clinical trials.

•	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

•	Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among hospitals, physicians, patients and healthcare payors.

•	We may engage in strategic transactions that could impact on our liquidity, increase our expenses and present significant distractions to our management.

•	Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.

•	If we or our third-party manufacturers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have an adverse effect on the success of our business.

•	We rely and will continue to rely on collaborative partners regarding the development of our research programs and product candidates.

•	We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

•	We have relied and will rely on third-party clinical research organizations (“CROs”) to conduct our preclinical studies and clinical trials. If these CROs do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•	We rely on third parties to manufacture our product candidates and preclinical and clinical drug supplies.

•	We may engage in future acquisitions, mergers or in-licenses and out-licenses of technology that could disrupt our business, cause dilution to the organization’s stockholders and harm our financial condition and operating results.

•	We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

•	If we are unable to obtain and maintain sufficient intellectual property rights, our competitive position could be harmed.

•	We may not be able to protect or practice our intellectual property rights throughout the world.

•	We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time-consuming and unsuccessful.

•	Our trade secrets are difficult to protect and if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

•	We currently have a small number of employees and consultants, and our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

•	The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

•	Our largest stockholder may use its significant interest to take actions not supported by our other stockholders.

•	We may fail to comply with the continued listing requirements of Nasdaq, such that our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

•	We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, result in material misstatements in our financial statements or impair our ability to produce accurate and timely consolidated financial statements.

•	Our business and operations may suffer in the event of system failures or other unplanned events.

These risks are not exhaustive. Other sections of this prospectus and the documents incorporated herein or therein may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the Selling Securityholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Securityholders. We expect that the Selling Securityholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of any Warrants to the extent that these Warrants are exercised for cash by the Selling Securityholders. If all of the Warrants were exercised for cash in full, the gross proceeds would be approximately $50.6 million. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity. Pending these uses, we plan to invest our net proceeds in short-term, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders that are outstanding as of March 1, 2025, and those issuable to the Selling Securityholders, upon exercise of the Warrants, which consist of:

•	2,544,530 PIPE Shares;

•	up to 1,430,000 shares of common stock issuable upon the exercise of Pre-Funded Warrants;

•	up to 5,089,060 shares of common stock issuable upon the exercise of Series A Warrants;

•	up to 7,633,591 shares of common stock issuable upon the exercise of Series B Warrants; and

•	up to 127,227 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

We have registered the shares of common stock in order to permit the Selling Securityholders to offer the shares for resale from time to time. The Selling Securityholders may sell all, some or none of their shares of common stock in this offering. For additional information, see the section titled “Plan of Distribution.”

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Securityholders as of March 1, 2025. The number of shares of our common stock outstanding as of March 1, 2025 was 8,654,869. The second column lists the number of shares of common stock beneficially owned by each Selling Securityholder as of March 1, 2025, based on its respective ownership of the shares of common stock and securities convertible into shares of common stock within 60 days of March 1, 2025. The third column lists the shares of common stock being offered by this prospectus by the Selling Securityholders. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of common stock owned after the offering, assuming in both cases, the exercise of all 14,279,878 Warrants on that date, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that Selling Securityholder pursuant to this prospectus. Except as otherwise indicated below, based on the information provided to us by the Selling Securityholders, and to the best of our knowledge, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Number of shares of common stock beneficially owned prior to the offering	Maximum number of shares of common stock to be sold pursuant to this prospectus	Number of shares of common stock beneficially owned after the offering	Percentage of shares of common stock beneficially owned after the offering (%)
Armistice Capital, LLC (1)	562,803	7,791,326	562,803	2.5
Dong-A ST Co., Ltd. (2)	5,347,792	8,905,855	2,803,699	12.2
Noam Rubinstein (3)	40,127	40,077	50	*
Craig Schwabe (4)	4,300	4,294	6	*
Michael Vasinkevich (5)	81,685	81,584	101	*
Charles Worthman (6)	1,274	1,272	2	*

*            Indicates beneficial ownership of less than one percent.

(1)	The shares of common stock registered hereby were acquired in the 2024 Private Placement and consist of: (i) 1,430,000 shares of common stock issuable upon the exercise of vested Pre-Funded Warrants; (ii) 2,544,530 shares of common stock issuable upon the exercise of unvested Series A Warrants; and (iii) 3,816,796 shares of common stock issuable upon the exercise of unvested Series B Warrants. The Pre-Funded Warrants, the Series A Warrants and the Series B Warrants are directly held by Armistice Capital Master Fund Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Series A Warrants and the Series B Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitations restrict the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	The shares of common stock registered hereby were acquired in the 2024 Private Placement and consist of: (i) 2,544,530 PIPE Shares; (ii) 2,544,530 shares of common stock issuable upon the exercise of unvested Series A Warrants; and (iii) 3,816,795 shares of common stock issuable upon the exercise of unvested Series B Warrants. The shares of common stock are directly held by Dong-A ST Co., Ltd., a South Korean corporation. The address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)	The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 40,077 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Rubinstein was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Rubinstein acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Rubinstein had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Rubinstein has sole voting and dispositive power over the securities held.

(4)	The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 4,294 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Schwabe was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Schwabe acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Schwabe had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has sole voting and dispositive power over the securities held.

(5)	The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 81,584 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Vasinkevich was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Vasinkevich acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Vasinkevich had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Vasinkevich has sole voting and dispositive power over the securities held.

(6)	The shares of common stock registered hereby were acquired pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 1,272 shares of common stock issuable upon the exercise of vested Placement Agent Warrants. Mr. Worthman was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the 2024 Offering. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described below under the caption “2024 Private Placement.” Mr. Worthman acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the Mr. Worthman had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Worthman has sole voting and dispositive power over the securities held.

Material Relationships with Selling Securityholders

Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and the Selling Securityholders.

2024 Private Placement

On June 23, 2024, we entered into the Registered Direct Purchase Agreement with Master Fund, an institutional investor for the purchase and sale in a registered direct offering of 763,359 shares of our common stock at a purchase price of $3.93 per share. The offering of the shares of common stock (the “Registered Offering”) was made pursuant to MetaVia’s effective shelf registration statement on Form S-3 (Registration No. 333-278646), initially filed with the SEC on April 12, 2024, and declared effective by the SEC on April 23, 2024, and a prospectus supplement dated as of June 23, 2024.

On June 23, 2024, we also entered into the PIPE Purchase Agreement with Master Fund and Dong-A, a related party, in connection with the Registered Offering (the “2024 Private Placement,” and together with the Registered Offering, the “2024 Offering”). Pursuant to the Securities Purchase Agreements, we agreed to sell 2,544,530 PIPE Shares, 1,781,171 Pre-Funded Warrants, Series A Warrants to purchase up to 5,089,060 shares of our common stock, and Series B Warrants to purchase up to 7,633,591 shares of our common stock.

Each Pre-Funded Warrant has an exercise price of $0.001 per share, and is immediately exercisable and will expire when exercised in full. Under the terms of the Pre-Funded Warrants, the Company may not affect the exercise of any such Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, other persons acting or who could be deemed to be acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s or any of the holder’s affiliates for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise (the “Beneficial Ownership Limitation”), as such percentage ownership is calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the SEC. A holder may increase or decrease the Beneficial Ownership Limitation to a higher or lower percentage (not to exceed 9.99%), effective 61 days after written notice to the Company. Any such increase or decrease will apply only to that holder and not to any other holder of the Pre-Funded Warrants.

The Series A Warrants and the Series B Warrants have an exercise price of $3.93 per share and are exercisable as of September 18, 2024, which is the effective date of stockholder approval received at the Company’s Special Meeting of Stockholders for the issuance of the shares upon exercise of the Series A Warrants and the Series B Warrants (the “Stockholder Approval Date”). Dong-A entered into a voting agreement whereby it agreed to vote all shares of common stock it or its affiliates beneficially owned in favor of the proposals that were approved on the Stockholder Approval Date. The Series A Warrants will expire on the earlier of the twelve month anniversary of the Stockholder Approval Date and within 60 days following the public announcement of MetaVia receiving positive Phase 1 MAD data readout for DA-1726, and the Series B Warrants will expire on the earlier of the five years anniversary of the Stockholder Approval Date and within six months following the public announcement of MetaVia receiving positive Phase 1 Part 3 data readout for DA-1726.

The PIPE Shares, the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants were issued to institutional accredited investors in a private placement pursuant to Section 4(a)(2) and Regulation D promulgated under the Securities Act.

In connection with the 2024 Offering, the Company entered into the Registration Rights Agreement with the Master Fund and Dong-A, pursuant to which, among other things, the Company is required to prepare and file with the SEC one or more registration statements to register for resale the shares of common stock sold in the 2024 Offering and the shares of common stock issuable upon exercise of the Warrants. The Registration Statement was declared effective on July 24, 2024.

H.C. Wainwright & Co., LLC acted as the exclusive placement agent in connection with the 2024 Offering, and as compensation in connection with the 2024 Offering, we agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds of the 2024 Offering received from a certain investor, non-accountable expenses in the amount of $75,000 and clearing costs of up to $15,950. In addition, we issued to the Placement Agent the Placement Agent Warrants to purchase up to 127,227 shares of common stock (which represents 5% of the eligible shares of common stock and Pre-Funded Warrants being sold in the 2024 Offering) at an exercise price of $4.9125 per share (which represents 125% of the offering price per share of common stock in the Offering). The Placement Agent Warrants are exercisable until July 24, 2026, which is the date that is two years from the date that the Registration Statement was declared effective by the SEC.

2022 License Agreement

In September 2022, we entered into an exclusive license agreement (the “2022 License Agreement”) and a securities purchase agreement with Dong-A (the “2022 Securities Purchase Agreement”). Pursuant to the 2022 License Agreement and subject to the conditions set forth therein, we received an exclusive global license (excluding the Republic of Korea) to two proprietary compounds for specified indications. The 2022 License Agreement covers the rights to a compound referred to as DA-1241 for treatment of MASH and T2DM and a compound referred to as DA-1726 for treatment of obesity and MASH. The 2022 License Agreement became effective in November 2022.

Under the terms of the 2022 License Agreement, Dong-A (i) received an upfront payment which was settled in 2,200 shares of preferred stock of MetaVia designated as “Series A Convertible Preferred Stock”, par value $0.001 per share (the “Series A Preferred Stock”), under the terms of the 2022 Securities Purchase Agreement (the “Upfront License Payment”); (ii) is eligible to receive single digit royalties on net sales received by us from the commercial sale of products covering DA-1241 or DA-1726; (iii) is eligible to receive commercial-based milestone payments, dependent upon the achievement of specific commercial developments; and (iv) is eligible to receive regulatory milestone payments of up to $178.0 million for DA-1726 and $138.0 million for DA-1241, dependent upon the achievement of specific regulatory developments.

Our obligation to pay royalties to Dong-A under the 2022 License Agreement continues on a product-by-product and country-by-country basis until the later of (i) the fifth anniversary of the first commercial sale of such product in such country, (ii) the expiration or termination of the last valid patent claim that covers a product in such country and (iii) the loss of regulatory exclusivity for such product in such jurisdiction. Either we or Dong-A may terminate the 2022 License Agreement (i) if the other party is in material breach of the agreement and has not cured or started to cure the breach within 60 days of notice of such breach, provided that if the breach cannot be cured within the 60-day period and the breaching party started to remedy the breach, if such breach is not cured within 90 days of receipt of written notice or (ii) if the other party is subject to a bankruptcy or insolvency event (subject to a 30-day cure period in the case of a petition for bankruptcy).

2022 Securities Purchase Agreement

In September 2022, in connection with the 2022 License Agreement, we entered into the 2022 Securities Purchase Agreement Purchase Agreement, upon the consummation of the 2022 License Agreement and a Qualified Financing (as defined in the 2022 Securities Purchase Agreement), which occurred in November 2022 as a result of the underwritten public offering we closed in November 2022, (i) Dong-A received the Upfront License Payment and (ii) Dong-A purchased 1,500 shares of Series A Preferred Stock and warrants to purchase 1,250,000 shares of our common stock substantially equivalent to those issued to investors in respect of the Qualified Financing (the “Dong-A Warrants”) for a purchase price of $15.0 million.

In December 2022, our stockholders approved the conversion of the Series A Preferred Stock and the exercise of the Dong-A Warrants and all of the Series A Preferred Stock converted into 1,541,667 shares of our common stock.

Shared Services Agreement

In September 2022, in conjunction with the 2022 License Agreement, we entered into a shared services agreement with Dong-A (the “Shared Services Agreement”), relating to DA-1241 and DA-1726. The Shared Services Agreement provides that Dong-A may provide technical support, preclinical development, and clinical trial support services on terms and conditions acceptable to both parties. In addition, the Shared Services Agreement provides that Dong-A will manufacture all of our clinical requirements of DA-1241 and DA-1726 under the terms provided in the Shared Services Agreement.

Either party may terminate the Shared Services Agreement for the other party’s material breach that is not cured within 30 days of notice. Dong-A may also terminate the Shared Services Agreement in part on a service-by-service or product-by-product basis upon a breach by us which is not cured within 30 days.

Registration Rights Agreement

In connection with the 2022 Securities Purchase Agreement, in September 2022, we entered into a registration rights agreement with Dong-A and the other parties thereto (the “2022 Registration Rights Agreement”). The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file, within 30 days following the stockholder approval of the conversion of the Series A Preferred Stock (“2022 Stockholder Approval”), which occurred on December 22, 2022, a registration statement to: (i) register the shares of common stock issuable upon the conversion of the Series A Preferred Stock; (ii) register the shares of common stock issuable upon the exercise of the warrants; and (iii) register any other common stock held by the parties to the Registration Rights Agreement (the “Registrable Securities”); and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act, as promptly as possible after the filing thereof, but in any event no later than the 60th day after the 2022 Stockholder Approval (or in case the SEC reviews the registration statement, the 90th date after the 2022 Stockholder Approval); provided that if we are notified that the registration statement is not being reviewed or is no longer subject to comment, we are required to make the registration statement effective by the fourth trading day after such date. We agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Investor Rights Agreement

In September 2022, we entered into an investor rights agreement with Dong-A (the “Investor Rights Agreement”) pursuant to which, following the conversion of the Series A Preferred Stock into common stock, Dong-A will have the right, subject to the terms thereof, to designate for appointment to the Company’s board of directors (“Board”) that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of the common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number (the “DA Designees”). To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). The compensation (including equity-based compensation) and rights to indemnity of, and reimbursement of expenses incurred by, the DA Designees that are members of the Board will be the same as those provided to other non-employee directors generally. When evaluating a prospective DA Designee for membership on the Board, the Board and the nominating and corporate governance committee shall apply the same review processes and standards as each of them, respectively, applies to other prospective non-employee directors generally.

Furthermore, for so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of the common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the nominating and corporate governance committee of the Board and against the removal of any Director, in each case, at any meeting of the stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2025 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

The percentage beneficial ownership information shown in the table is based on an aggregate of 8,654,869 shares of our common stock outstanding as of March 1, 2025, assuming no exercise of outstanding options issued under our equity incentive plans and no exercise of warrants, including the Warrants issued in the 2024 Offering.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable on or before April 30, 2025, which is 60 days after March 1, 2025; (ii) the vesting of restricted stock units on or before April 30, 2025, which is 60 days after March 1, 2025; and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable on or before April 30, 2025, which is 60 days after March 1, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted stock units and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o MetaVia Inc., 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name Of Beneficial Owner	Shares Beneficially Owned Number	Percent
Greater than 5% securityholders
Armistice Capital, LLC(1)	562,803	6.5%
Dong-A ST Co., Ltd.(2)	5,347,792	61.8%
Executive Officers and Directors
Mark A. Glickman(3)	3,907	*
Jason L. Groves(4)	10,100	*
Andrew I. Koven(5)	10,100	*
Hyung Heon Kim(6)	44,813	*
Michael Salsbury(7)	10,100	*
D. Gordon Strickland(8)	10,016	*
James P. Tursi, M.D.(9)	4,021	*
Marshall H. Woodworth(10)	6,632	*
All current executive officers and directors as a group (8 persons)	99,689	1.2%

*            Indicates beneficial ownership of less than one percent.

(1)	Represents 562,803 shares of common stock directly held by Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Excludes: (i) 1,430,000 shares issuable upon the exercise of vested Pre-Funded Warrants; (ii) 6,361,326 shares issuable upon the exercise of unvested Series A Warrants and Series B Warrants; and (iii) 135,578 shares issuable upon the exercise of certain other vested warrants (the “Existing Warrants”). The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Series A Warrants, the Series B Warrants and the Existing Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitations restrict the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Represents shares of common stock owned by Dong-A, a South Korean corporation, with an address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)	Represents 3,907 shares of common stock.

(4)	Represents (i) 9,767 shares of common stock; and (ii) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 1, 2025.

(5)	Represents (i) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 1, 2025; and (ii) 9,767 shares of common stock issuable upon settlement of restricted stock unit awards that vest within 60 days of March 1, 2025.

(6)	Represents (i) 41,474 shares of common stock; (ii) 83 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 1, 2025; and (iii) 3,256 shares of common stock issuable upon settlement of restricted stock unit awards that vest within 60 days of March 1, 2025.

(7)	Represents (i) 9,767 shares of common stock; and (ii) 333 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 1, 2025.

(8)	Represents (i) 9,766 shares of common stock; and (ii) 250 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 1, 2025.

(9)	Represents 4,021 shares of common stock.

(10)	Represents 6,632 shares of common stock.

PLAN OF DISTRIBUTION

Each Selling Securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share of common stock;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares of our common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our securities does not purport to be complete and is subject to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Bylaws, and certain provisions of applicable law. You should also refer to the Certificate of Incorporation and the Bylaws, which are filed as exhibits to this Post-Effective Amendment No. 1 to the Registration Statement of which this prospectus is a part.

General

As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue up to 110,000,000 shares of capital stock, all with a par value of $0.001 per share, of which: 100,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

Common Stock

As of December 31, 2024, 8,637,132 shares of common stock and no shares of preferred stock were outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our Board without any further stockholder action, except as required by the listing standards of Nasdaq.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, procedures for our stockholder meetings, the classified board, director liability, and amendments requirements of our Certificate of Incorporation.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the Board out of legally available funds.

Liquidation, Dissolution or Winding Up

In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.

Other Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Registration Rights — Investor Rights Agreement

On September 14, 2022, we entered into the Investor Rights Agreement with Dong-A pursuant to which, Dong-A has the right, subject to the terms thereof, to designate for appointment to the Board that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of our common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number. To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). For so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of our common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the Nominating and Corporate Governance Committee of the Board and against the removal of any Company Director, in each case, at any meeting of the stockholders of the Company.

Registration Rights — 2022 Registration Rights Agreement

On September 14, 2022, we entered into the 2022 Registration Rights Agreement with Dong-A and the other parties thereto. The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file a registration statement to register the shares of common stock issuable upon any common stock held by the parties to the 2022 Registration Rights Agreement (the “2022 Registrable Securities”) and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all 2022 Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Registration Rights — 2024 Registration Rights Agreement

On June 23, 2024, we entered into the Registration Rights Agreement with Dong-A and Armistice Capital Master Fund Ltd. The Registration Rights Agreement provides Dong-A and Armistice Capital Master Fund Ltd., among other things, with registration rights for the shares of common stock, as well as the shares of Common Stock underlying warrants, in each case issued in June 2024. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Voting Agreement

On June 23, 2024, Dong-A entered into a voting agreement whereby it agreed to vote all shares of common stock that it or its affiliates beneficially owned in favor of the proposals that were approved on the Stockholder Approval Date.

Preferred Stock

As of December 31, 2024, no shares of preferred stock were outstanding. Our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of decreasing the market price of our common stock and could also have the effect of delaying, deferring or preventing a change of control or other corporate action.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

If we issue and sell shares of preferred stock pursuant to this prospectus, together with any applicable prospectus supplement or free writing prospectus, the shares of preferred stock will be fully paid and non-assessable.

Warrants

In July 2018, we entered into a First Amendment to the Loan and Security Agreement (the “Loan and Security Agreement”), as borrower, with Silicon Valley Bank (“SVB”), as lender. In connection with the Loan and Security Agreement, we issued to SVB in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase 36,000 shares of Common Stock (the “SVB Warrant”), at an exercise price of $7.47 per share. As of December 31, 2024, the SVB Warrant was exercisable for 6 shares of our Common Stock at an exercise price of $44,820 per share.

In April 2020, in connection with a securities purchase agreement, we issued to H.C. Wainwright & Co., LLC and certain of its designees in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 37,500 shares of our Common Stock, at an exercise price of $12.50 per share (the “April 2020 Warrant”). As of December 31, 2024, the April 2020 Warrant was exercisable for 159 shares of our Common Stock at an exercise price of $3,000 per share.

In January 2021, in connection with a securities purchase agreement, we issued to certain institutional investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 2,500,000 shares of our Common Stock, at an exercise price of $4.00 per share (the “January 2021 Warrant”). As of December 31, 2024, the January 2021 Warrant was exercisable for 10,421 shares of our Common Stock at an exercise price of $1,447.20 per share.

In October 2021, in connection with a securities purchase agreement, we issued to certain institutional investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 4,307,693 shares of our Common Stock, at an exercise price of $3.75 per share (the “October 2021 Warrant”). As of December 31, 2024, the October 2021 Warrant was exercisable for 17,955 shares of our Common Stock at an exercise price of $900 per share.

In June 2024, we issued to Armistice Capital Master Fund Ltd and Dong-A in a private placement pursuant to Section 4(a)(2) of the Securities Act, (i) the Pre-Funded Warrants to purchase up to 1,781,171 shares of Common Stock at an exercise price of $0.001 per share, (ii) the Series A warrants to purchase 5,089,060 shares of Common Stock at an exercise price of $3.93 per share (the “Series A Warrants”), and (iii) the Series B warrants to purchase up to 7,633,591 shares of Common Stock at an exercise price of $3.93 per share (the “Series B Warrants”). As of December 31, 2024, the Pre-Funded Warrants were exercisable for up to 1,430,000 shares of our Common Stock at an exercise price of $0.0001 per share, the Series A Warrants were exercisable for up to 5,089,060 shares of our Common Stock at an exercise price of $3.93 per share, and our Series B Warrants were exercisable for 7,633,591 shares of our Common Stock at an exercise price of $3.93 per share.

In June 2024, we issued to H.C. Wainwright & Co., LLC and certain of its designees in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 127,227 shares of Common Stock at an exercise price of $4.9125 per share (the “Placement Agent Warrants”). As of December 31, 2024, the Placement Agent Warrants were exercisable for 127,227 shares of our Common Stock at an exercise price of $4.9125 per share.

Options and Restricted Stock Units

As of December 31, 2024, (i) no shares of common stock remain available for issuance under our 2019 Plan, and 361,158 shares of common stock remain available for potential issuance under our 2021 Inducement Plan and our 2022 Plan, (ii) stock options to purchase an aggregate of 1,575 shares of common stock were outstanding under our 2019 Plan and stock options to purchase an aggregate of 3,125 shares of common stock were outstanding under our 2022 Plan, and (iii) 175,086 unvested shares of restricted stock units were outstanding under our 2022 Plan.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.

Removal of Directors; Board Vacancies; Board Size

Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote of at least 66 2/3% of the voting power of the then outstanding voting stock. In addition, our Certificate of Incorporation provides that any vacancy occurring on our Board may be filled by a majority of directors then in office, even if less than a quorum, unless the Board determines that such vacancy shall be filled by the stockholders. Finally, the authorized number of directors may be changed only by a resolution of the Board. This system of removing directors, filling vacancies and fixing the size of the Board makes it more difficult for stockholders to replace a majority of the directors.

Classes

Our Certificate of Incorporation and Bylaws provide that the Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the Board generally increases the difficulty of replacing a majority of directors.

Special Stockholder Meetings

Our Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our Board or by the chair of the Board.

Stockholder Advance Notice Procedure

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:

•	as to director nominations all information relating to each director nominee that is required by the rules of the SEC to be disclosed in solicitations of proxies, or is otherwise required by Section 14 of the Exchange Act, including Regulation 14A and Rule 14a-19, and a description of all Derivative Transactions (as defined in the Bylaws) by each nominee during the previous twelve month period;

•	as to any other business that the stockholder proposes to bring before the meeting, a reasonably brief description of the business to be proposed, the text of the proposal, the reasons for conducting such business at the meeting and, if any, and the stockholder’s material interest in the proposed business; and

•	as to the stockholder who intends to make the nomination (the “Notifying Stockholder”), (i) the name and address of the Notifying Stockholder, (ii) the class, series and number of our securities that Notifying Stockholder beneficially owns of record and (iii) a description of any participants, associates, family members living in the same household and any person or entity who is a member of a group with the Notifying Stockholder.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.

Delaware Anti-Takeover Statute

The Company is subject to Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “MTVA.”

LEGAL MATTERS

Honigman LLP, Kalamazoo, Michigan, has issued a legal opinion as to the validity of the shares of common stock offered by this prospectus. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of MetaVia Inc. as of December 31, 2024 and 2023 and for each of the years then ended incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the shares of our common stock offered hereby, reference is made to the Registration Statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the Registration Statement.

We are subject to the informational requirements of the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such each such report is electronically filed with, or furnished to, the SEC.

Information about us is also available on our website at www.metaviatx.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information either contained, or incorporated by referenced, into this prospectus, and will be considered to be part of this prospectus from the date those documents are filed. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the initial filing of the Registration Statement of which this prospectus forms a part until the termination or completion of the offering of the shares of our common stock described in this prospectus:

•	our 2024 Form 10-K, filed with the SEC on March 20, 2025;

•	the description of our securities in our registration statement on Form 8-A filed with the SEC on June 20, 2016, including any amendments or reports filed for the purpose of updating such description; and

•	all reports and other documents we subsequently file with the SEC pursuant to the Exchange Act after the date of this Post Effective Amendment No. 1 to the Registration Statement, of which this prospectus is a part, and prior to the effectiveness of this Post Effective Amendment No. 1 to the Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to MetaVia Inc., Attn: Hyung Heon Kim, 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, telephone (857) 702-9600. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to obtain copies of materials that we file with the SEC.

Any statement contained in this prospectus, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Up to 16,824,408 Shares of Common Stock Offered by the Selling
Securityholders

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses in connection with the issuance and distribution of the shares of common stock registered pursuant to the Registration Statement. Each item listed is estimated, except for the SEC registration fee:

Item	Amount Paid or to Be Paid
SEC registration fee		$11,902.37
FINRA filing fee		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*
Total	$	*

*	Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of shares of our common stock under the Registration Statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of shares of our common stock under the Registration Statement.

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation and Bylaws

We have adopted provisions in our Certificate of Incorporation and Bylaws that provide for indemnification of our officers and directors to the maximum extent permitted under the DGCL. As authorized by the DGCL, our Certificate of Incorporation limits the liability of our directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Indemnification Agreements

We have entered into, and intend to continue to enter into, indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance Policy

We have purchased an insurance policy that purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing summaries are not intended to be exhaustive and are qualified in their entirety by reference to the complete text of the DGCL, our Certificate of Incorporation, Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities we sold in the three years preceding the date of this Registration Statement.

On September 14, 2022, we entered into a securities purchase agreement (the “September 2022 Securities Purchase Agreement”) with Dong-A, pursuant to which we, among other things, agreed to issue $15.0 million of Series A Preferred Stock and warrants to Dong-A in connection with the consummation of a Qualified Financing (as defined in the September 2022 Securities Purchase Agreement). On November 8, 2022, we consummated a Qualified Financing and issued Series A Convertible Preferred Stock and warrants to Dong-A for gross processed of $15.0 million. The Series A Convertible Preferred Stock, the warrants and the shares of common stock issuable thereunder were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder. Ladenburg Thalmann & Co. Inc. served as placement agent in connection with the securities sold to Dong-A.

On June 23, 2024, we entered into the PIPE Purchase Agreement with Master Fund and Dong-A, a related party, in connection with the 2024 Offering. Pursuant to the Securities Purchase Agreements, we agreed to sell 2,544,530 PIPE Shares, 1,781,171 Pre-Funded Warrants, Series A Warrants to purchase up to 5,089,060 shares of our common stock, and Series B Warrants to purchase up to 7,633,591 shares of our common stock. The PIPE Shares were sold at a purchase price of $3.93 per share and the Pre-Funded Warrants were sold at a purchase price of $3.929 per warrant for gross proceeds of approximately $17.0 million. The PIPE Shares, Pre-Funded Warrants, the Series A Warrants, the Series B Warrants and the shares of common stock issuable thereunder were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act, and Regulation D promulgated thereunder. H.C. Wainwright & Co., LLC acted as the exclusive placement agent for the Company in connection with the 2024 Offering.

Item 16. Exhibits and Financial Statement Schedules.

(a)            Exhibits

EXHIBIT INDEX

Exhibit Number	Description of Document
2.1+++	Agreement and Plan of Merger, dated as of December 31, 2020, by and among the Registrant, Shelby Merger Sub 1, Inc., Shelby Merger Sub 2, LLC, ANA Therapeutics, Inc. and Akash Bakshi (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 6, 2021).
3.1	Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 10, 2016).
3.2	Certificate of Amendment (Reverse Stock Split) to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 31, 2019).
3.3	Certificate of Amendment (Name Change) to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 31, 2019).

3.4	Certificate of Amendment (Reverse Stock Split) to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 12, 2022).
3.5	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 19, 2023).
3.6	Certificate of Amendment (Name Change) to the Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 18, 2024).
3.7	Fourth Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 18, 2024).
3.8	Certificate of Designation of Preferences, Rights and Limitations, filed with the Delaware Secretary of State on November 4, 2022, with respect to the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2022).
3.9	Certificate of Designation of Preferences, Rights and Limitations, filed with the Delaware Secretary of State on November 4, 2022, with respect to the Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2022).
4.1	Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on June 13, 2016).
4.2	Warrant to Purchase Stock, dated July 31, 2018, by and between the Registrant and Silicon Valley Bank (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8- K, filed with the SEC on August 6, 2018).
4.3	Form of Placement Agent’s Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 15, 2020).
4.4	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on January 21, 2021).
4.5	Form of Warrant to Purchase shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 4, 2021).
4.6	Form of Series B Warrant to purchase shares of common stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2022).
4.7	Warrant Agency Agreement, dated as of November 8, 2022, by and between the Registrant and American Stock Transfer and Trust Company LLC (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 8, 2022).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2024).
4.9	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2024).
4.10	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2024).
4.11	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2024).
4.12	Description of Securities (incorporated by reference to Exhibit 4.12 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
5.1*	Opinion of Honigman LLP.
10.1#	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
10.2	Lease Agreement, dated as of August 23, 2023, by and between Alewife Properties LLC and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2023).
10.3#	Employment Agreement entered into on August 11, 2023 by and between the Registrant and Hyung Heon Kim (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 14, 2023).

10.4#	Employment Agreement entered into on March 1, 2024 by and between the Registrant and Marshall H. Woodworth (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 4, 2024).
10.5#	2019 Equity Incentive Plan and forms of award agreements (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
10.6#	Amended and Restated 2021 Inducement Plan of the Registrant and form of award agreements (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
10.7#	Amended and Restated 2022 Equity Incentive Plan of the Registrant, effective as of December 22, 2022, and forms of award agreements (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
10.8#	Amended and Restated Non-Employee Director Compensation Policy, dated June 27, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 29, 2023).
10.9#	Amended and Restated Non-Employee Director Compensation Policy, dated May 7, 2024, as amended November 29, 2024 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
10.10	License Agreement, dated September 14, 2022, by and between Dong-A ST Co., Ltd. and the Registrant (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 14, 2022).
10.11	Shared Services Agreement, dated September 14, 2022, by and between Dong-A ST Co., Ltd. and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 14, 2022).
10.12	Registration Rights Agreement, dated September 14, 2022, by and among Dong-A ST Co., Ltd., The E&Healthcare Investment Fund II, The E&Healthcare Investment Fund No. 6, The E&Healthcare Investment Fund No. 7 and the Registrant (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 14, 2022).
10.13	Investor Rights Agreement, dated September 14, 2022, by and between Dong-A ST Co. Ltd. and the Registrant (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 14, 2022).
10.14	Manufacturing and Supply Agreement (NB-02 formerly DA-9803), dated as of June 7, 2020, by and between Dong-A ST Co., Ltd. and the Registrant (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2020).
10.15+	Amended and Restated License Agreement, effective as of August 2, 2018, by and between the Registrant and Pfizer Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on August 6, 2018).
10.16+++	License and Collaboration Agreement, dated as of July 23, 2019, by and between the Registrant and Beijing SL Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed with the SEC on July 25, 2019).
10.17++	Contingent Value Rights Agreement, dated as of December 30, 2019, by and among the Registrant, Grand Rapids Holders Representative, LLC, Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on December 31, 2019).
10.18	First Amendment to Contingent Value Rights Agreement, dated as of December 30, 2019, by and among the Registrant, Grand Rapids Holders Representative, LLC, Computershare Inc. and Computershare Trust Company, N.A., dated as of March 23, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on March 24, 2021).
10.19	Form of Registration Rights Agreement, dated as of June 23, 2024, by and among the Registrant and the Purchasers identified on the signature pages thereto (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed with the SEC on June 25, 2024).
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, filed with the SEC on March 20, 2025).
23.1*	Consent of Independent Registered Public Accounting Firm (BDO USA, P.C.).
24.1*	Power of Attorney (reference is made to the signature page hereto).

#	Indicates management contract or compensatory plan.

*	Filed herewith.

**	Furnished herewith.

+	Registrant has omitted and filed separately with the SEC portions of the exhibit pursuant to a confidential treatment request under Rule 406 promulgated under the Securities Act.

++	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

+++

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request. Certain portions of the exhibits that are not material and would be competitively harmful if publicly disclosed have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Copies of the unredacted exhibits will be furnished to the SEC upon request.

(b)            Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

Item 17. Undertakings.

(a)            The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser,

(i)	each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 27th day of March, 2025.

METAVIA INC.

By:	/s/ Hyung Heon Kim
Hyung Heon Kim
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Hyung Heon Kim Hyung Heon Kim	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2025

/s/ Marshall H. Woodworth Marshall H. Woodworth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 27, 2025

/s/ Andrew I. Koven Andrew I. Koven	Chairman of the Board	March 27, 2025
/s/ Mark A. Glickman Mark A. Glickman	Director	March 27, 2025

/s/ Jason L. Groves Jason L. Groves	Director	March 27, 2025

/s/ Michael Salsbury Michael Salsbury	Director	March 27, 2025

/s/ D. Gordon Strickland D. Gordon Strickland	Director	March 27, 2025

/s/ James P. Tursi, M.D. James P. Tursi, M.D.	Director	March 27, 2025